BROKER AGREEMENT

This BROKER AGREEMENT, effective June 17th, 2019 by and between CARLIN GROUP, (“BROKER”), and Rocky Mountain Brands, Inc. (“PRINCIPAL”), is made with reference to the following facts:

A.	PRINCIPAL manufactures and sells a certain product (“Product”, which Territory (Exhibit B).

B.	PRINCIPAL desires to secure the services of a broker to negotiate the sales of its Product in a specific geographical area only (“Territory”, which is described more fully in Exhibit “B” hereto) in PRINCIPAL’S name and for the PRINCIPAL’S account.

C.	Broker desires the right to negotiate sales of the Product in the Territory (Exhibit B).

NOW, THEREFORE, in consideration of the mutual promises and covenants and undertakings herein contained, it is mutually agreed as follows:

1.	REPRESENTATIVE.

1.1	Appointment. PRINCIPAL hereby appoints BROKER as its independent Representative in a specific Territory (Exhibit B) only for negotiations of sales of the Product to retail outlets and distributors.

1.2	Acceptance of appointment. BROKER hereby agrees to and accepts its appointment as PRINCIPAL’S independent representative for the Products in accordance with sections 1.1 above and the other terms and conditions of this Agreement. BROKER shall diligently contact customers in specific Territory (Exhibit B) in furtherance of sales of Product and its obligations hereunder.

2.	SALES NEGOTIATIONS.

All sales negotiations by BROKER for the account of PRINCIPAL shall be conducted in accordance with such prices, terms and conditions as are specified by PRINCIPAL.

2.1	Activities outside the “Territory” (Exhibit B). Except upon the prior written consent of PRINCIPAL in each instance, BROKER shall not engage in any activities outside of the “Territory” (Exhibit B) in connection with the sale of promotion of the Product, and shall not otherwise seek to obtain or promote any orders for the Product with any entity whose principal place of business or whose principal buying agent is located outside of the “Territory” (Exhibit B).

2.2	Information about Product or Customers(s). BROKER shall immediately inform PRINCIPAL in writing of any information received from Customer(s) with respect either to the Product or to any and all sales or potential sales by PRINCIPAL of the Product to the “Customer List” (Exhibit D) or elsewhere.

2.3	Broker shall submit to PRINCIPAL, upon PRINCIPAL’s reasonable request, an activity report each month which outlines all of Broker’s activities on behalf of Principal during such time period, including, without limitation, all sales made; all customer sales visits conducted by Broker with a brief summary or description of each; and other relevant information or data.

2.4	Broker not authorized to receive payment from Customer(s). BROKER is not authorized to accept or receive, on behalf of PRINCIPAL, any proceeds, payments or credits in connection with any sales of the Product. Any proceeds, payments or credits which are nevertheless received by BROKER in connection with the sale of the Product shall be received in trust by BROKER for PRINCIPAL and immediately shall be delivered or transferred to PRINCIPAL without commingling same with other funds or property of BROKER.

3.	PURCHASE ORDER CONFIRMATION.

All purchase orders (“Purchase Orders”) taken for the Product by BROKER shall be subject to PRINCIPAL’S confirmation. It is understood that BROKER will not obligate or commit PRINCIPAL to the sale or delivery of Product without PRINCIPAL’S prior written authorization and direction.

4.	AGENCY.

BROKER is an independent contractor and shall act as agent of PRINCIPAL. Under no circumstances shall BROKER be entitled to make any representations regarding the Product or its availability other than as specifically authorized by PRINCIPAL. Neither BROKER, nor any of its principals, employees, agents or other brokers at any time shall represent to any third party, without the prior written consent of PRINCIPAL in each instance, that it is an agent of PRINCIPAL for any purpose other than as set forth herein or that it is authorized to bind or otherwise commit PRINCIPAL to any terms or obligations of any nature or for any purpose. Neither party shall be held liable or accountable for any obligations incurred by the other party except as specified herein. It is specifically understood that the respective businesses of each of the parties shall be operated separately and apart from each other.

5.	OTHER BUSINESS DEALINGS OF BROKER.

During the term of this of this Agreement, BROKER shall not sell, offer for sale or engage in any business dealings with any goods competitive with the Product, either directly or indirectly, through any person, firm, corporation, association or other entity, other than PRINCIPAL without prior written consent of PRINCIPAL in each instance. The term “competitive”, as used in the preceding sentence, shall mean a company in the same industry or a similar industry which offers a similar or like product.

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6.	COMMISSIONS.

6.1	Amount. As the total compensation payable to BROKER during the term of the Agreement and subject to other provisions of the Section 6, BROKER shall be entitled to commissions at the rate set forth in Exhibit C hereto. The commissions shall be calculated based on the amount collected of the total Net Invoice Price (as defined below) for the Products sold pursuant to Purchase Orders obtained by Broker and confirmed by Principal in accordance with and during the term of this Agreement.

6.2	“Net Invoice Price”. “Net Invoice Price” shall mean the total sales price at which the Products are invoiced by PRINCIPAL to Customer(s), but excluding any transportation, shipping or mailing costs, customs duties, taxes, insurance or allowances or discounts allowed to Customer(s) (including without limitation allowances or discounts given in connection with the method of timing of payment). Net Invoice Price shall further be reduced by returns and refunds.

6.3	Payments. All payments from the PRINCIPAL to BROKER to be made under section 6.1 shall be made not later than the 15th day following the months in which PRINCIPAL receives payment in respect of the sale of the Product upon which such commission is based.

6.4	Returns and Refunds. In the event of the return of Product or refund of the purchase price with respect to which commission previously has been paid, then, in the month of such return or refund or in any subsequent month, PRINCIPAL shall be entitled to reduce the amount of commission which would otherwise be payable to BROKER hereunder by the amount of commission previously paid on the sale for which there is such return or refund. If such reduction would reduce the commission for such month to a negative number, BROKER SHALL REPAY TO Principal, WITHIN THIRTY (30) DAY OF Principal’s request therefore, an amount equal to such negative number.

6.5	Total compensation. The foregoing constitutes the total compensation payable by PRINCIPAL to BROKER under this Agreement. Upon expiration or termination of this Agreement, BROKER shall not be entitled to any further or other compensation notwithstanding the fact that Broker may have been responsible for or instrumental in obtaining purchasers for continued sales of the Product.

7.	ELIGIBLE BUYERS.

PRINCIPAL accepts full responsibility for granting credit to Customer(s).

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8.	SALES AND PROMOTIONAL POLICIES.

8.1       PRINCIPAL shall keep BROKER fully informed of all sales and promotional policies and programs affecting the “Territory” (Exhibit B).

9.	INDEMNIFICATION.

9.1	By PRINCIPAL. If any claim or action is made or filed against BROKER, claiming loss or injury of any nature whatsoever, as a result of any defect in the Product or the purchase or use of the Product, or the infringement by the PRINCIPAL of any property right belonging to another, PRINCIPAL shall defend, hold harmless and indemnify BROKER from any and all loss and damage, costs and expenses, including legal fees, incurred by it.

9.2	By BROKER. BROKER shall indemnify and hold harmless PRINCIPAL and its officers, directors, employees and agents against any claim, damage, loss liability or expense (including attorneys’ fees) to which such indemnified party may become subject arising out of any action of BROKER arising out of this Agreement.

10.	PRODUCT LIABILITY INSURANCE.

PRINCIPAL shall furnish BROKER with a current Certificate of Product Liability Insurance upon written request by BROKER.

11.	PRINCIPAL’S INSTRUCTIONS.

BROKER shall carry out PRINCIPAL’S instructions with respect to the sales of the Products.

12.	ASSISTANCE IN COLLECTIONS.

BROKER shall assist PRINCIPAL, when requested by PRINCIPAL, in effecting prompt and full payment by Customer(s) for all Products sold and delivered. BROKER’S agreement to assist in the collection of PRINCIPAL’S accounts receivable shall not be construed as a guaranty of payment of such accounts.

13.	TERM.

The Term of this Agreement shall continue in full force and effect from year to year; provided that either party may terminate this Agreement by giving thirty (30) days written notice as such intention to the other party.

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14.	TERMINATION.

14.1	PRINCIPAL may terminate this Agreement upon the occurrence of any one or more of the following events: the suspension or liquidation of BROKER’S business; a change in the management or control of or condition of affairs (financial or otherwise) of BROKER which, in the sole opinion of PRINCIPAL, is not in the best interest of PRINCIPAL; the making of any misrepresentation by BROKER TO PRINCIPAL for the purpose of obtaining credit or an extension of credit for itself or others; the issuance of entry of a judgment, injunction or writ of attachment or garnishment against BROKER or its property; any assignment for the benefit of creditors or offer to make an extension to creditors by BROKER; the insolvency (as such term is defined in the Uniform Commercial code) of BROKER; the commencement of any proceeding under the bankruptcy laws by or against BROKER; or any transfer (either voluntary or involuntary) of a substantial part of BROKERS’S property other than in the ordinary course of business.

14.2	Expiration or termination of this Agreement shall not terminate the obligation of PRINCIPAL to pay commissions pursuant to Section 6.1 on payments received for Products sold by PRINCIPAL pursuant to Purchase Orders which are received prior to issuance of Notice of Termination or Expiration; the obligation of BROKER to refund commissions under section 6.4; the confidentiality provisions detailed in a separate document entitled NONDISCLOSURE AND INDEMNIFICATION AGREEMENT; and the indemnification provisions of section 9.

15.	GENERAL.

15.1	Entire Agreement. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

15.2	Waiver and Modification. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

15.3	Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other party to this Agreement.

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15.4	Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto.

15.5	Governing Law. The laws of Michigan shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder. Parties hereto agree to jurisdiction and venue in Michigan.

15.6	Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

15.7	Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

15.8	Intellectual Property. Neither BROKER or PRINCIPAL may use the other's name, trademarks, or trade names, or those of its subsidiaries or affiliates, in any manner, especially advertising, without the other's expressed written consent, which may be withheld in such party's sole discretion.

15.9	Agreement Modifications. It is anticipated more detail will be added to a subsequent agreement on a state by state basis. This agreement may be modified or replaced anytime within the first 45 days of the execution of this agreement by written agreement executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BROKER: Carlin Group	PRINCIPAL: Rocky Mountain High Brands, Inc.

By: /s/Albert Vergilio	By: /s/ Michael R. Welch
Title: Managing Partner	Title: President & CEO
Date: June 17, 2019	Date: June 17, 2019

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EXHIBIT “A”

“PRODUCT”

Broker has the right in the Territory to represent PRINCIPAL’S Products described below. PRINCIPAL may add additional Products by mutual written agreement of the Parties from time to time.

CBD Infused Beverages under the HEMPd brand:

1.	Non-Carbonated (White Label with Reverse Color Letters) HEMPd Beverages

•	Dragon Fruit (non-carbonated 12oz can with 20mg CBD)
•	Pineapple Coconut (non-carbonated 12oz can with 20mg CBD)
•	Peach Mango (non-carbonated 12oz can with 20mg CBD)
•	Raspberry Lemonade (non-carbonated 12oz can with 20mg CBD)

2.	Carbonated (Color Label with Reverse White Letters) HEMPd Beverages

•	Dragon Fruit (carbonated 12oz can with 20mg CBD)
•	Pineapple Coconut (carbonated 12oz can with 20mg CBD)
•	Peach Mango (carbonated 12oz can with 20mg CBD)
•	Raspberry Lemonade (carbonated 12oz can with 20mg CBD)

Hempseed Extract Infused Beverages under the Rocky Mountain and Rocky Mountain High brands:

1.	Rocky Mountain:

•	Acai Pomegranate (carbonated 12oz sleek can with 250mg hempseed extract)
•	Ginger Lime (carbonated 12oz sleek can with 250mg hempseed extract)
•	Watermelon Hibiscus (carbonated 12oz sleek can with 250mg hempseed extract)

2.	Rocky Mountain High:

•	Tangerine Energy (carbonated 16oz can with 250mg hempseed extract)
•	Mango Energy (carbonated 16oz can with 250mg hempseed extract)

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EXHIBIT “A” - continued

“PRODUCT”

CBD Infused Wellness Products under the HEMPd brand:

•	Spearmint Tincture (30mL bottle with 300mg isolate)
•	Tangerine Tincture (30mL bottle with 300mg isolate)
•	Lemon Tincture (30mL bottle with 300mg isolate)
•	Gummies (30 count bottle with 750mg isolate)
•	Salve (2oz jar with 250mg full plant)
•	Capsules (30 count bottle with 25mg full plant)
•	Serenity Lotion (8oz bottle with 250mg full plant)
•	Water Soluble (30ml bottle with 1500mg full plant)

Spirit Water

•	500 mL bottle
•	2.64-gallon water in a box

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EXHIBIT “B”

“TERRITORY”

States:

•	Michigan
•	Indiana
•	Ohio
•	Kentucky
•	Tennessee
•	Pennsylvania
•	Illinois
•	Wisconsin
•	Minnesota
•	Missouri
•	North Dakota
•	South Dakota
•	Texas (through Arch Point)
•	Nebraska.

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EXHIBIT “C”

COMMISSION

The commission rate will be [REDACTED *confidential treatment to be requested*]

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EXHIBIT “D”

CUSTOMER LIST

This Exhibit will be added later.

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